Material Contract #1]

SERVICE CANTONAL DE L’ENERGIE SCANE [Canton Energy Division]	DIAE

File No. 03/07

Fund for the Development of Renewable Energy

and Energy Savings

Loans – Terms and Conditions

Recipient

SES SA, Société d’Energie Solaire SA (hereinafter “the recipient”), domiciled at 129 route de Saint-Julien 1228 Plan-les-Ouates, submitted an application dated March 17, 2003, for a provision from the Fund for the Development of Renewable Energy and Energy Savings (art. 2 of the law) in the form of a loan up to Frs 1,000,000.00, as bridging credit to cover orders of raw materials.

Loan amount

The DIAE grants to the recipient a loan of Frs 1,000,000.00.

This amount was established on the basis of criteria relating to the impact of the project for the canton’s energy policy and the financial plan and the projected economic and energy production results as given in the recipient’s application.

This loan is granted at 4% annual interest.

Terms for the release of the loan

The amount lent, as defined in the preceding article will be paid to the recipient by the DIAE according to the following terms:

•	This amount will be available to SES SA in instalments only;
•

each instalment will only be released by the DIAE upon presentation of a firm purchase order from a client of SES SA for a project determined to be in keeping with the objectives of the LIFDE, and with the consent of the DIAE;

•	before each instalment is paid, SES SA must submit to the DIAE a guarantee in proportion to the instalment; this may take the form of the pledge of a life insurance policy;

Duration of the loan

All the amounts paid out must be repaid in full, including interest, no later than March 31, 2006, regardless of the date when they have been paid to the recipient.

Repayment of the loan

Without requisition from the DIAE, the recipient agrees to repay the amount lent according to the following terms:

Repayment of each instalment paid, including interest, must be made upon receipt of payment for the installation by the principal, but no later than March 31, 2006.

In the case of late payment of an annuity, default interest of 5% per year is due.

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In the case of late payment of an annuity by more than one year, the total amount of the loan, including the interest for late payment, becomes due and payable immediately.

Early repayment of the loan is possible, without penalty.

Guarantee

The amount lent is guaranteed by ~~4 “Energie verte SA” share certificates with a unit value of Frs 50,000.00~~ [initialed] and 10 share certificates representing 39,500 Frs 10.00 transferable shares, for a total value of Frs ~~595,000.00~~ 395,000. [initialed]

Use of the loan

The recipient agrees to use the amount lent to build the installation in accordance with the plan contained in their application dated March 17, 2003, and as approved by the DIAE, and not for any other use.

* * * * *

For the recipient: [stamped:] SES SOCIETE D’ENERGIE SOLAIRE SA Route de St.-Julien 129 CH. 1228 PLAN-LES-OUATES [signed] Geneva, November 6, 2003	For the DIAE: [signed] Geneva, October 10, 2003

Done in two original copies, one sent to the recipient and the other to ScanE

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